Exhibit 4.22

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 29, 2008, among each of the entities listed on the signature page hereto under the heading “New Guarantors” (each, a “New Guarantor”), each of which is a subsidiary of NCO Group, Inc., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company (as the successor in interest to NCO Group, Inc., a Pennsylvania corporation) and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of November 15, 2006 providing for the issuance of Floating Rate Senior Notes due 2013 (the “Notes”);

WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances each New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.        DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.        AGREEMENT TO GUARANTEE. Each New Guarantor hereby agrees, jointly and severally with all other New Guarantors and all existing Guarantors (if any), to provide an unconditional guarantee on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.        NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder or member of the Company, any parent entity of the Company or any Subsidiary, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.        NOTICES. All notices or other communications to a New Guarantor shall be given as provided in Section 13.02 of the Indenture.

5.        RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.        WAIVER. Until the Notes have been paid in full, each New Guarantor waives and agrees that it shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights it may have against the Company or any other Restricted Subsidiary that arise as a result of any payment by such New Guarantor under this Supplemental Indenture.

7.        GOVERNING LAW. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8.        COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

9.        EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

10.        TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements contained herein are deemed to be solely those of each New Guarantor and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

New Guarantors:
NCO GROUP, INC.		Asset Recovery & Management Corp.
Coast to Coast Consulting, LLC
By:	/s/Michael J. Barrist	Greystone Business Group, LLC
Name:	Michael J. Barrist	Gulf State Credit, L.L.C.
Title:	President	Jennifer Loomis & Associates, Inc.
North Shore Agency, Inc.
Old OSI LLC
OSI Collection Services, Inc.
THE BANK OF NEW YORK,		OSI Education Services, Inc.
as Trustee		OSI Outsourcing Services International, Inc.
OSI Outsourcing Services, Inc.
By:	/s/Mary LaGumina	OSI Portfolio Services, Inc.
Name:	Mary LaGumina	OSI Recovery Solutions, Inc.
Title:	Vice President	OSI SPE LLC
OSI Support Services, Inc.
Outsourcing Solutions Inc.
Pacific Software Consulting, LLC
PAE Leasing, LLC
Payco American International Corp.
Perimeter Credit, L.L.C.
Professional Recoveries Inc.
Qualink, Inc.
Transworld Systems Inc.
Union Settlement Administrator, Inc.
Union Settlement Administrator Holdco, Inc.
University Accounting Service, LLC

		By:	/s/Michael J. Barrist
		Name:	Michael J. Barrist
		Title:	President and Chief Executive Officer of each of the above entities

Credit Receivables Corporation I Systems & Services Technologies, Inc. Tempest Recovery Services, Inc. NCOP X, LLC

		By:	/s/Albert Zezulinski
		Name:	Albert Zezulinski
		Title:	President and Chief Executive Officer of each of the above entities

[Signature Page To Senior Supplemental Indenture]